Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-1 No. 333-237443) and related Prospectus of Can-Fite Biopharma Ltd. for the registration of up to 165,697,631 of its ordinary shares and to the incorporation by reference therein of our report dated March 25, 2021, with respect to the consolidated financial statements of Can-Fite Biopharma Ltd. included in its Annual Report (Form 20-F) filed with the Securities and Exchange Commission on March 25, 2021.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	Kost Forer Gabbay & Kasierer
April 5, 2021	A Member of Ernst & Young Global